Elanco Animal Health Incorporated
Performance-Based Award Agreement

This Performance-Based Award is granted on _________ __, 2025 (“Grant Date”) by Elanco Animal Health Incorporated, an Indiana corporation (“Elanco” or the “Company”), to the Eligible Individual who has received this Performance-Based Award Agreement (the “Grantee”).

Number of Shares: Log into UBS account at

https://onlineservices.ubs.com/wma/epas/resources

Grantee:

Performance Measures:

•Adjusted EBITDAR Target = Prior Year Adjusted EBITDAR + 10% x Incremental Investment (∆ GOA)

•Performance Interval = 8% of Prior Year Revenue

Performance Period: January 1, 2025 - December 31, 2026

Section 1. Grant of Performance-Based Award

Elanco, an Indiana corporation (“Elanco” or the “Company”), has granted to the Eligible Individual who has received this Performance-Based Award Agreement (the “Grantee”) an award of performance-based restricted stock units (the “Performance-Based Award” or the “Award”). The number of shares of Elanco Common Stock (the “Shares”) (as set forth on the first page of this document) underlying the Award will vest based on the attainment of the Company’s performance conditions, in whole or in part, for the Performance Period and the other vesting conditions set forth below under Section 2. The Grantee may view the number of Shares underlying the Award by logging on to the UBS Financial Services Inc. website at https://onlineservices.ubs.com/wma/epas/resources.

The Award is made pursuant to and subject to the terms and conditions set forth in the Amended and Restated 2018 Elanco Animal Health Incorporated Stock Plan (the “Plan”) and to the terms and conditions set forth in this Performance-Based Award Agreement, including any appendices, exhibits and addenda hereto (the “Award Agreement”). Unless otherwise stated in the Plan where the terms in this Award Agreement may govern in the event of any conflict between the terms of the Plan and this Award Agreement, in the event of any such conflict, the terms of the Plan shall otherwise govern.

Any capitalized terms used but not defined in this Award Agreement shall have the meanings set forth in the Plan.

Section 2. Vesting

a.The Award shall vest at the close of business in Indiana, U.S.A. on the last day of the Performance Period with respect to the Shares that become eligible to vest based on the application of the performance measures identified at the beginning of this Award Agreement and further described in this Section 2, provided the Grantee continues in Service through the last day of the Performance Period (or an exception applies under Section 3).

For accounting purposes with respect to the vesting determination under this
Section 2, the Shares underlying this Award shall be divided in relation to the
Performance Period as follows:

Performance Period Segment	Allocable Portion of Shares
Fiscal Year 2025	50% of Shares
Fiscal Year 2026	50% of Shares

i. As soon as reasonably practicable following the end of the Performance
Period, the Committee shall determine the number of Shares eligible to vest based on the Company’s Target Adjusted EBITDAR for the Performance Period
in accordance with accounting principles currently applicable in the United States
(“U.S. GAAP”), adjusted to the extent deemed appropriate by the Committee as set forth in Section 2(c) below for the Performance Period, the corresponding payout multiple and the number of Shares subject to this Award.

ii. The Target Adjusted EBITDAR for the Performance Period shall be ascertained from data in the Company’s audited consolidated financial statements for each fiscal year or other specified measurement period of the Performance Period in accordance with U.S. GAAP, adjusted to the extent deemed appropriate by the Committee as set forth in Section 2(c) below.

For each Performance Period segment, Target Adjusted EBITDAR will be set based on prior year Adjusted EBITDAR, adjusted for instances in which the prior year Adjusted EBITDAR falls outside the minimum or maximum prior year Performance-Based Award Performance Interval, plus an expected rate of return multiplied by the incremental change in Gross Operating Assets from the end of the prior year to the end of the performance year, and excluding such items as may be specified by the Committee in accordance with Section 2(c) below. In the event that the Company attains a result above the maximum of 2.0 or below the minimum of 0.0, the subsequent year Adjusted EBITDAR will be automatically set at the 2.0 threshold in the event of overperformance or the 0.0 threshold in the event of underperformance.

A.“Adjusted EBITDAR” means earnings before interest, tax, depreciation and amortization (EBITDA) adjusted for non-GAAP items, plus Adjusted R&D Expense.

B.“Adjusted R&D Expense” means the research and development expenses, excluding depreciation, presented in the statement of operations in the Company’s audited financial statements, adjusted for non-GAAP items.

C.“Gross Operating Assets” means an average, over the prior four (4) quarters within the applicable measurement period, of the sum of net working capital, plus certain long-term assets and liabilities, plus the prior eight (8) years (including the performance year) of Adjusted R&D Expense.

D.“Performance Interval” means a percentage of the Company’s prior year revenue that, added to or subtracted from the Target EBITDAR, results in a multiple in the range of 2.0 to 0.0. This interval, along with the Target Adjusted EBITDAR, which is at 1.0 in the range, shall determine the payout multiple curve.

iii. The payout multiple corresponding to the Target Adjusted EBITDAR (as described in the “Performance Measures” section at the beginning of this document) for each fiscal year or other specified measurement period shall then be applied to the number of Shares subject to this Award.

iv. The number of Shares eligible to vest with respect to this Award will be the number of Shares resulting from the calculations described in subsections (ii) and (iii) above.

b. In the event the Grantee’s Service is terminated prior to the last day of the Performance Period for any reason or in any circumstance other than a Qualifying Termination or Retirement (as described in Section 3 below), the Award shall be forfeited. Further, any portion of the Award that does not vest in connection with a

Qualifying Termination or Retirement shall be forfeited upon the Grantee’s termination of Service.

c. In the event of any unplanned events that may impact the business results positively or negatively, the Committee, in its sole discretion, may adjust the performance measures for the Performance Period for purposes of determining the payout multiple.
The adjustments may include:

i. the impact from the operations of any business divestiture, such as a major product or geography;

ii. the impact of any acquisitions, significant collaborations, restructuring or external litigation;

iii. foreign currency fluctuation impact greater than a 2% change to applicable plan rates;

iv. the effects of accounting changes, special charges or gains, retirement benefit accrual changes, goodwill impairments;

v. the impact of any non-GAAP adjustment provided each adjustment is approved by the Committee; and/or

vi. any unforeseen adjustment provided such adjustment is approved by the
Committee.

Section 3. Adjustments for Certain Employment Status Changes

Unless the Committee determines, in its sole discretion, that such adjustments are not advisable after consideration of employment laws in the country where the Grantee resides, the number of Shares shall be determined based on or adjusted for changes in employment status during the Performance Period as follows:

a. Leaves of Absence. The number of Shares eligible to vest shall be reduced proportionally for any portion of the total days in the Performance Period during which the Grantee is on an approved unpaid leave of absence longer than ninety (90) days.

b. Demotions, Disciplinary Actions and Misconduct. The Committee may, in its
sole discretion, cancel this Performance-Based Award or reduce the number of Shares eligible to vest, prorated according to time or other measure as determined appropriate by the Committee, if during any portion of the Performance Period the Grantee has been
(i) subject to disciplinary action by the Company or (ii) determined to have committed a material violation of law or Company policy or to have failed to properly manage or monitor the conduct of an employee who has committed a material violation of law or
Company policy whereby, in either case, such conduct causes significant harm to the
Company, as determined in the sole discretion of the Company.

c. Qualifying Termination. In the event the Grantee’s Service is terminated due to a
Qualifying Termination (as defined below), a pro-rata portion of the Award will accelerate and vest on the date of the Grantee’s Service termination due to the Qualifying
Termination (unless the Committee specifies another vesting date, in its sole discretion, under Section 3.3(j) of the Plan) based on the ratio of (x) the number of full or partial months worked by the Grantee from the start of the Performance Period to the date of the Grantee’s Service termination due to the Qualifying Termination to (y) the total number of months from the start of the Performance Period to the end of the Performance Period. The Committee shall determine the number of Shares eligible to vest based on the performance measures described in Section 2 above, as calculated by the Company as of the end of the most-recently completed calendar quarter immediately preceding the date of the Service termination. If the Qualifying Termination occurs during the first calendar quarter of the Performance Period, the number of Shares eligible to vest shall be determined as though the performance measures described in Section 2 above had been achieved at target, unless otherwise determined by the Committee in its discretion.

For purposes of this Award Agreement, a “Qualifying Termination” means any one of the following:

i.the date the Grantee’s Service is terminated due to the Grantee’s death;

ii.the date the Grantee’s Service is terminated by reason of Disability;

iii.the date the Grantee’s Service is terminated due to a closing of a plant site or other corporate location;

iv.the date the Grantee’s Service is terminated due to the elimination of a work group, functional or business unit or other broadly applicable reduction in job positions; or

v.the date the Grantee’s Service is terminated due to the elimination of the Grantee’s job position.

The Committee, in its sole discretion, shall determine whether and when a Qualifying Termination has occurred and/or if a leave of absence or transfer of employment between the Company and an Affiliate or between Affiliates constitutes a termination of Service. Such determination shall be final and binding on the Grantee.

d. Retirement. In the event the Grantee’s Service is terminated due to Retirement (as defined below), a pro-rata portion of the Award will accelerate and vest on the date of the Grantee’s Service termination due to Retirement (unless the Committee specifies another vesting date, in its sole discretion, under Section 3.3(j) of the Plan) based on the ratio of (x) the number of full or partial months worked by the Grantee from the start of the Performance Period to the date of the Grantee’s Service termination due to Retirement to (y) the total number of months from the start of the Performance Period to the end of the Performance Period. The Committee shall determine the number of Shares eligible to vest based on the performance measures described in Section 2 above, as calculated by the Company as of the end of the most-recently completed calendar quarter immediately preceding the date of the Service termination.

For purposes of this Award Agreement, “Retirement” means the Grantee has either (A) reached age sixty (60) and completed five (5) years of Service with the Company or an Affiliate, including any years of Service with Eli Lilly & Company (“Lilly”) prior to the Company’s spin-off from Lilly
(unless otherwise prescribed under Applicable Laws), or (B) completed thirty (30) years of Service with the Company or an Affiliate,

including any years of Service with Lilly prior to the Company’s spin-off from Lilly (unless otherwise prescribed under Applicable Laws). The Committee, in its sole discretion, shall determine whether and when a Retirement has occurred.

Section 4. Change in Control
The provisions of Section 13.2 of the Plan apply to this Award with the following modifications:

a. The only Change in Control event that shall result in a benefit under this Section
4 shall be the consummation of a merger, share exchange, or consolidation of the
Company, as defined in Section 2.6(c) of the Plan (a “Transaction”).

b. In the event that the Award is not converted, assumed, substituted, continued or replaced by a successor or surviving corporation, or a parent or subsidiary thereof, in connection with a Transaction, then immediately prior to the Transaction, the Award shall accelerate and vest, with the portion of the Award subject to Company performance vesting determined based on the target level of attainment.

c. In the event that the Award is converted, assumed, substituted, continued or replaced by a successor or surviving corporation, or a parent or subsidiary thereof, in connection with a Transaction and the Grantee is subject to a Covered Termination (as defined below) prior to any applicable vesting date, the Award shall accelerate and vest automatically in full with the portion of the Award subject to Company performance vesting determined based on the target level of attainment.

For purposes of this provision, “Covered Termination” shall mean a Qualifying
Termination, Grantee’s termination without Cause or the Grantee’s resignation for Good
Reason. “Cause” and “Good Reason” shall have the meanings ascribed to them in the
Elanco Animal Health, Inc. 2018 Change in Control Severance Pay Plan for Employees
or the Elanco Animal Health, Inc. 2018 Change in Control Severance Pay Plan for Select
Employees (both as amended from time to time) or any successor plan or arrangement thereto, as applicable.

d. If the Grantee is entitled to receive stock of the acquiring entity or successor to the Company as a result of the application of this Section 4, then references to Shares in this Award Agreement shall be read to mean stock of the successor or surviving corporation, or a parent or subsidiary thereof, as and when applicable.

Section 5. Settlement

a.Except as provided below, the Award shall be paid to the Grantee as soon as practicable, but in no event later than seventy-five (75) days, following the last day of the Performance Period or, if applicable, the vesting date determined under Section 3.

b.If the Award vests pursuant to Section 4(b), the Award shall be paid to the Grantee immediately prior to the Transaction, provided that if the Award is considered an item of non-qualified deferred compensation subject to Section 409A of the Code (“NQ Deferred Compensation”) and the Transaction does not constitute a “change in control event,” within the meaning of the U.S. Treasury Regulations (a “409A CIC”), then the Award shall be paid in cash (calculated based on the value of the Shares established for the consideration to be paid to holders of Shares in the Transaction) on the earliest of the date that the Grantee experiences a “separation from service” within the meaning of Section 409A of the Code (a “Section 409A Separation”) (subject to any delay applicable to “specified employees” described in Section 5(c) below), the date of the Grantee’s death, and the date set forth in Section 2(a) above.

c. If the Award vests pursuant to Section 3(c) or (d) or Section 4(c) and the Award is NQ Deferred Compensation, (i) the Award shall be paid within seventy-five (75) days following the date the Grantee experiences a Section 409A Separation and (ii) if the Grantee is a “specified employee” within the meaning of Section 409A of the Code as of the date of the Grantee’s Section 409A Separation, the Award shall instead be paid on the earliest of (1) the first day following the six (6) month anniversary of the Grantee’s Section 409A Separation, (2) the date set forth in Section 2(a) above, and (3) the date of the Grantee’s death.

d. At the time of settlement provided in this Section 5, the Company shall issue or transfer Shares or the cash equivalent, as contemplated under Section 5(e) below, to the Grantee. In the event the Grantee is entitled to a fractional Share, the fraction may be paid in cash or rounded, in the Committee’s discretion.

e. At any time prior to the end of the Performance Period or until the Award is paid in accordance with this Section 5, the Committee may, if it so elects, determine to pay part or all of the Award in cash in lieu of issuing or transferring Shares. The amount of cash shall be calculated based on the Fair Market Value of the Shares on the last day of the Performance Period in the case of payment pursuant to Section 5(a) and on the date of payment in the case of a payment pursuant to Section 5(c).

f. In the event of the death of the Grantee, the payments described above shall be made to the successor of the Grantee.
Section 6. Rights of the Grantee

a. No Shareholder Rights. The Performance-Based Award does not entitle the Grantee to any rights of a shareholder of the Company until such time as the Performance-Based Award is settled and Shares are issued or transferred to the Grantee.

b. No Trust; Grantee’s Rights Unsecured. Neither this Award Agreement nor any action pursuant to or in accordance with this Award Agreement shall be construed to create a trust of any kind. The right of the Grantee to receive payments of cash or Shares pursuant to this Award Agreement shall be an unsecured claim against the general assets of the Company.

Section 7. Prohibition Against Transfer

The right of a Grantee to receive payments of Shares and/or cash under this Award may not be transferred except to a duly appointed guardian of the estate of the Grantee or to a successor of the Grantee by will or the applicable laws of descent and distribution and then only subject to the provisions of this Award Agreement. A Grantee may not assign, sell, pledge, or otherwise transfer Shares or cash to which Grantee may be entitled hereunder prior to transfer or payment thereof to the Grantee, and any such attempted assignment, sale, pledge or transfer shall be void.

Section 8. Responsibility for Taxes

a.Regardless of any action the Company and/or the Grantee’s employer (the “Employer”) takes with respect to any or all income tax (including federal, state, local and non-U.S. tax), social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Grantee’s participation in the Plan and legally applicable to the Grantee (“Tax-Related Items”), the Grantee acknowledges that the ultimate liability for all Tax-Related Items is and remains the Grantee’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Grantee further acknowledges that the Company and the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including the grant of the Performance-Based Award, the expiration of the Performance Period, the issuance of Shares, the transfer and issuance of Shares, the receipt of any cash pursuant to the Award, the receipt of any dividends and the sale of any Shares acquired pursuant to this Award; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate the Grantee’s liability for Tax-Related Items or achieve any particular tax result. Furthermore, if the Grantee becomes subject to Tax-Related Items in more than one jurisdiction, the Grantee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

b.Prior to the applicable taxable or tax withholding event, as applicable, the Grantee shall pay, or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items.

c.In the case of any cash payment made to the Grantee pursuant to this Award, the Grantee authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any obligation for Tax-Related Items by withholding from the cash amount paid to the Grantee or from the Grantee’s wages or other cash compensation paid to the Grantee by the Company and/or the Employer.

d.If the Performance-Based Award is paid in Shares and the Grantee is not subject to the short-swing profit rules of Section 16(b) of the Exchange Act, the Grantee authorizes the Company and/or the Employer, or their respective agents, at their discretion, to (i) withhold from the Grantee’s wages or other cash compensation paid to the Grantee by the Company and/or the Employer, (ii) arrange for the sale of Shares to be issued pursuant to the Award (on the Grantee’s behalf and at the Grantee’s direction pursuant to this authorization or such other authorization as the Grantee may be required to provide to the Company or its designated broker in order for such sale to be effectuated) and withhold from the proceeds of such sale, and/or (iii) withhold in Shares otherwise issuable to the Grantee pursuant to this Award.

e.If the Performance-Based Award is paid in Shares and the Grantee is subject to the short-swing profit rules of Section 16(b) of the Exchange Act, the Company will withhold in Shares otherwise issuable to the Grantee pursuant to this Award, unless the use of such withholding method is prevented by applicable law or has materially adverse accounting or tax consequences, in which case the withholding obligation for Tax-Related Items may be satisfied by one or a combination of the methods set forth in Section 8(d)(i) and (ii) above.

f. Depending on the withholding method, the Company and/or the Employer may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case the Grantee will receive a refund of any over-withheld amount in cash as soon as practicable and without interest and will not be entitled to the equivalent amount in Shares. If the obligation for Tax-Related Items is satisfied by withholding Shares, for tax purposes, the Grantee will be deemed to have been issued the full number of Shares to which Grantee is entitled pursuant to the Performance-Based Award, notwithstanding that a number of Shares are withheld to satisfy the obligation for Tax-Related Items.

g. The Company may require Grantee to pay the Company and/or the Employer any amount of Tax-Related Items that the Company and/or the Employer may be required to withhold or account for as a result of any aspect of this Award that cannot be satisfied by the means previously described. The Company may refuse to deliver Shares or any cash payment to the Grantee if the Grantee fails to comply with the Grantee’s obligation in connection with the Tax-Related Items as described in this Section 8.

Section 9. Section 409A Compliance

To the extent applicable, it is intended that this Performance-Based Award comply with the requirements of Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and the Treasury Regulations and other guidance issued thereunder (“Section 409A”) and this Award shall be interpreted and applied by the Committee in a manner consistent with this intent in order to avoid the imposition of any additional tax under Section 409A.

Section 10. Nature of Grant

In accepting this Performance-Based Award, the Grantee acknowledges, understands and agrees that:

a. the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, as provided in the Plan;

b. the Performance-Based Award is voluntary and occasional and does not create any contractual or other right to receive future Awards, or benefits in lieu thereof, even if Awards have been granted in the past;

c. all decisions with respect to future grants of Awards or other grants, if any, will be at the sole discretion of the Company;

d. the Grantee’s participation in the Plan is voluntary;

e. the Performance-Based Award and any Shares subject to the Award are not intended to replace any pension rights or compensation;

f. the Award and any Shares subject to the Award, and the income from and value of same, are not part of normal or expected compensation for any purpose, including but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, holiday pay, leave pay, pension or welfare or retirement benefits or similar mandatory payments;

g. unless otherwise agreed with the Company, the Award and any Shares subject to the Award, and the income and value of same, are not granted as consideration for, or in connection with, the service the Grantee may provide as a director of an Affiliate;

h. neither the Award nor any provision of this Award Agreement, the Plan or the policies adopted pursuant to the Plan, confer upon the Grantee any right with respect to employment or continuation of current employment, and in the event that the Grantee is not an employee of the Company or any Affiliate of the Company, the Award shall not be interpreted to form an employment contract or relationship with the Company or any Affiliate;

i. the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;

j. no claim or entitlement to compensation or damages shall arise from forfeiture of the Award resulting from the Grantee ceasing to provide employment or other services to the Company or the Employer (for any reason whatsoever, whether or not later found to be invalid or in breach of local labor laws in the jurisdiction where the Grantee is employed or the terms of the Grantee’s employment agreement, if any);

k. for purposes of the Award, the Grantee’s employment will be considered terminated as of the date Grantee is no longer actively providing services to the Company, an Employer or an Affiliate, and the Grantee’s right, if any, to vest in and be paid any portion of the Award after such termination of employment or services (regardless of the reason for such termination and whether or not such termination is later found to be invalid or in breach of employment laws in the jurisdiction where the Grantee is employed or the terms of the Grantee’s employment agreement, if any) will be measured by the date the Grantee ceases to actively provide services and will not be extended by any notice period (e.g., active service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Grantee is employed or the terms of the Grantee’s employment agreement, if any); the Committee shall have the exclusive discretion to determine when the Grantee is no longer actively providing services for purposes of the Award (including whether the Grantee may still be considered to be actively providing services while on a leave of absence);

l. unless otherwise provided in the Plan or by the Committee in its discretion, the Award and the benefits evidenced by this Award Agreement do not create any entitlement to have the Award or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and

m. none of the Company, the Employer or any Affiliate shall be liable for any foreign exchange rate fluctuation between the Grantee’s local currency and the United

States Dollar that may affect the value of the Award or any amounts due to the Grantee pursuant to the settlement of the Award or the subsequent sale of any Shares acquired upon settlement.

Section 11. Data Privacy

a. Data Collection and Usage. The Company and the Employer may collect, process and use certain personal information about the Grantee, and persons closely associated with the Grantee, including, but not limited to, the Grantee’s name, home address and telephone number, email address, date of birth, social insurance number, passport or other identification number (e.g., resident registration number), salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Awards or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor (“Data”), for the purposes of implementing, administering and managing the Plan. The legal basis, where required, for the processing of Data is the Grantee’s consent. Where required under Applicable Laws, Data may also be disclosed to certain securities or other regulatory authorities where the Company’s securities are listed or traded or regulatory filings are made and the legal basis, where required, for such disclosure is the Applicable Laws.

b. Stock Plan Administration Service Providers. The Company transfers Data to UBS Financial Services Inc. and/or its affiliated companies (“UBS”), an independent service provider, which is assisting the Company with the implementation, administration and management of the Plan. The Company requires UBS to enter into a written agreement obligating UBS to maintain a level of data protection and security standards that are comparable to those implemented by the Company. In the future, the Company may select a different service provider and share Data with such other provider serving in a similar manner. The Grantee may be asked to agree on separate terms and data processing practices with the service provider, with such agreement being a condition to the ability to participate in the Plan.

c. International Data Transfers. The Company and its service providers are based in the United States. The Grantee’s country or jurisdiction may have different data privacy laws and protections than the United States. The Company will nevertheless take steps to ensure an adequate level of protection and compliance with Applicable Laws irrespective of where the information is accessible or stored. The Company’s legal basis, where required, for the transfer of Data is the Grantee’s consent.

d. Data Retention. The Company will hold and use the Data only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax and security laws.

e. Data Subject Rights. The Grantee understands that data subject rights regarding the processing of Data vary depending on Applicable Law and that, depending on where the Grantee is based and subject to the conditions set out in such Applicable Law, the Grantee may have rights that include, but are not limited to, the right to (i) inquire whether and what kind of Data the Company holds about the Grantee and how it is processed, and to access or request copies of such Data, (ii) request the correction or supplementation of Data about the Grantee that is inaccurate, incomplete or out-

of-date in light of the purposes underlying the processing, (iii) obtain the erasure of Data no longer necessary for the purposes underlying the processing, (iv) request the Company to restrict the processing of the Grantee’s Data in certain situations where the Grantee feels its processing is inappropriate, (v) object, in certain circumstances, to the processing of Data for legitimate interests, and (vi) request portability of the Grantee’s Data that the Grantee has actively or passively provided to the Company or the Employer (which does not include data derived or inferred from the collected data), where the processing of such Data is based on consent or the Grantee’s employment and is carried out by automated means. These rights may be subject to exceptions, limitations, or additional conditions under Applicable Law. In case of concerns, the Grantee understands that Grantee may also have the right to lodge a complaint with the competent local data protection authority. Further, to receive clarification of, or to exercise any of, the Grantee’s rights, the Grantee understands that Grantee should contact privacy@elancoah.com or Grantee’s local human resources representative.

f. Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and the Grantee is providing the consents herein on a purely voluntary basis. If the Grantee does not consent, or if the Grantee later seeks to revoke the Grantee’s consent, the Grantee’s salary from or employment and career with the Employer will not be affected; the only consequence of refusing or withdrawing the Grantee’s consent is that the Company would not be able to grant this Award or other awards to the Grantee or administer or maintain such awards.

g. Declaration of Consent. By accepting the Award and indicating consent via the Company’s online acceptance procedure, the Grantee is declaring that Grantee agrees with the data processing practices described herein and consents to the collection, processing and use of Data by the Company and the transfer of Data to the recipients mentioned above, including recipients located in countries which do not adduce an adequate level of protection from a European (or other non-U.S.) data protection law perspective, for the purposes described above.

Section 12. Additional Terms and Conditions

a.Country-Specific Conditions. The Award shall be subject to any special terms and conditions set forth in any Appendix to this Award Agreement for the Grantee’s country. Moreover, if the Grantee relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to the Grantee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Award Agreement.

b.Insider Trading / Market Abuse Laws. The Grantee may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including but not limited to the United States and the Grantee’s country of residence, which may affect the Grantee’s ability to directly or indirectly, for the Grantee or for a third party, acquire or sell, or attempt to sell, or otherwise dispose of Shares or rights to acquire Shares (e.g., the Performance-Based Award) under the Plan during such times as the Grantee is considered to have “inside information” regarding the Company (as determined under the laws or regulations in the applicable jurisdictions). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Grantee acknowledges that it is Grantee’s responsibility to comply with any applicable restrictions, and the Grantee should consult with Grantee’s personal legal advisor on this matter.

c. Imposition of Other Requirements; Clawback/Recovery. The Company reserves the right to impose other requirements on the Award and any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Grantee to execute any additional agreements or undertakings that may be necessary to accomplish the foregoing. Without limitation to the foregoing, the Grantee agrees that the Award and any benefits or proceeds the Grantee may receive hereunder shall be subject to forfeiture and/or repayment to the Company to the extent required to comply with any requirements imposed under Applicable Laws, or pursuant to any clawback or compensation recovery policy of the Company.

d. Non-Competition. This Section 12(d) shall apply only if the Grantee is an executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) and experiences a Qualifying Termination or Retirement that affects this Award.

i.The Grantee understands the global nature of the Company’s businesses and the effort the Company undertakes to develop and protect its business, goodwill, confidential information and competitive advantage. Accordingly, the Grantee recognizes and agrees that the scope and duration of the restrictions described in this provision are reasonable and necessary to protect the legitimate business interests of the Company. All payments and benefits to the Grantee under this Agreement are conditioned expressly on the Grantee’s compliance with the provisions of this Section 12(d). During the Grantee’s employment with the Company and for a period of one (1) year following the Grantee’s termination of employment for any reason, the Grantee shall not:

A.singly, jointly, or in any other capacity, in a manner that contributes to any research, design, development, strategy, marketing, promotion, or sales, or that relates to the Grantee’s employment with the Company, directly or beneficially engage in, manage, join, participate in the management, operation or control of, or work for (as an employee, a consultant or an independent contractor), or permit the use of the Grantee’s name by, or provide financial or other assistance to, any person or entity operating in the animal health industry that provides products or services that are the same or substantially similar to those provided by the Company or any Affiliate (a “Competitor”), provided that the foregoing shall not limit the Grantee from providing services or assistance to a subsidiary or affiliate of a Competitor in a situation in which the Grantee provides no services or assistance whatsoever to the subsidiary or affiliate that is a Competitor without the express written approval of the Chairman of the Board; or

B. provide any service or assistance to a Competitor (1) that is of the general type of service or assistance provided by the Grantee to the Company or any Affiliate, (2) that relates to any animal health work with which the Grantee was involved during the Grantee’s employment, or (3) in which there is a reasonable possibility that the Grantee may, intentionally or inadvertently, use or rely upon the Company’s or an Affiliate’s secret or confidential information.

Nothing in this Section 12(d) prohibits the Grantee from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and the Grantee is not a controlling person of, or a member of a group that controls, such corporation.

This provision does not in any way restrict or impede the Grantee from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Grantee shall promptly provide written notice of any such order to the Company’s CEO.

ii.If the Grantee breaches or threatens to breach the obligations described in this Section 12(d), the Company or its successors in interest shall have, in addition to all other remedies at law, the right to an injunction (without posting of bond to the extent legally permitted), specific performance, and other equitable relief to prevent violations of the Grantee’s obligations under this Section 12(d) (including but not limited to the ability to cease and/or recoup payments and benefits provided under this Agreement). In the event that the Grantee is found to have breached any provision set forth in this Section 12(d), the applicable time period shall be deemed tolled for so long as the Grantee was in violation of that provision.

iii.If a court of competent jurisdiction declares that any term or provision of this Section 12(d) is invalid or unenforceable, the Company and the Grantee intend that (A) the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or geographic area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, (B) the Company and the Grantee shall request that the court exercise that power, and (C) the Agreement shall be enforceable as so modified after the expiration of the time within which the judgment or decision may be appealed.

Section 13. Miscellaneous Provisions

a.Notices and Electronic Delivery and Participation. Any notice to be given by the Grantee or successor Grantee shall be in writing, and any notice or payment shall be deemed to have been given or made only upon receipt thereof by the Corporate Secretary of the Company at the Elanco Animal Health Global Headquarters, Indiana, U.S.A. Any notice or communication by the Company in writing shall be deemed to have been given in the case of the Grantee if mailed or delivered to the Grantee at any address specified in writing to the Company by the Grantee and, in the case of any successor Grantee, at the address specified in writing to the Company by the successor Grantee. In addition, the Company may, in its sole discretion, decide to deliver any documents related to the Award and participation in the Plan by electronic means or request the Grantee’s consent to participate in the Plan by electronic means. By accepting this Award, the Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

b.Language. Grantee acknowledges that Grantee is proficient in the English language, or has consulted with an advisor who is sufficiently proficient in English, so as to allow the Grantee to understand the terms and conditions of this Award Agreement. If the Grantee has received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

c.Waiver. The waiver by the Company of any provision of this Award Agreement at any time or for any purpose shall not operate as or be construed to be a waiver of that provision or any other provision of this Award Agreement at any subsequent time or for any other purpose.

d.Severability and Section Headings. If one or more of the provisions of this Award Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Award Agreement to be construed so as to foster the intent of this Award Agreement and the Plan. The section headings in this Award Agreement are for convenience of reference only and shall not be deemed a part of, or germane to, the interpretation or construction of this instrument.

e.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Grantee’s participation in the Plan or the Grantee’s acquisition or sale of the underlying Shares. The Grantee should consult with Grantee’s own personal tax, legal and financial advisors regarding the Grantee’s participation in the Plan before taking any action related to the Plan.

Section 14. Governing Law and Venue

The validity and construction of this Performance-Based Award shall be governed by the laws of the State of Indiana, U.S.A. without regard to laws that might cause other law to govern under applicable principles of conflict of laws. For purposes of litigating any dispute that arises under this Performance-Based Award, the parties hereby submit to and consent to the jurisdiction of the State of Indiana, and agree that such litigation shall be conducted in the courts of Marion County, Indiana, or the federal courts for the United States for the Southern District of Indiana, and no other courts, where this Award is granted and/or to be performed.

Section 15. Award Subject to Acknowledgement of Acceptance

Notwithstanding any provisions of this Award Agreement, the Award is subject to acknowledgement of acceptance by the Grantee on or prior to 4:00 PM (EDT) on the 60th day after the Grant Date, through the website of UBS, the Company’s stock plan administrator. If the Grantee does not acknowledge acceptance of the Award prior to 4:00 PM (EDT) on or prior to the 60th day after the Grant Date, the Award will be cancelled, subject to the Committee’s discretion for unforeseen circumstances, provided, however, if the Grantee’s Service is terminated due to a Qualifying Termination prior to the 60th day after the Grant Date, the Award will not be cancelled and will be deemed accepted on behalf of the Grantee or the Grantee’s legal successor.

IN WITNESS WHEREOF, the Company has caused this Award Agreement to be executed in Greenfield, Indiana, by its proper officer.

ELANCO ANIMAL HEALTH INCORPORATED

/s/ Jeffrey N. Simmons
Jeffrey N. Simmons
President, Chief Executive Officer and Director

Appendix to

Elanco Animal Health Incorporated
Performance-Based Award Agreement

This Appendix includes special terms and conditions applicable to the Grantee’s country. These terms and conditions supplement or replace (as indicated) the terms and conditions set forth in the Award Agreement to which it is attached. If the Grantee is a citizen or resident of a country other than the one in which the Grantee is currently working and/or residing (or is considered as such for local law purposes), or if the Grantee transfers employment or residency to a different country after the Award is granted, Elanco will, in its discretion, determine the extent to which the terms and conditions herein will apply. This Appendix also includes other information relevant to the Award.

Unless otherwise defined herein, the terms defined in the Plan or the Award Agreement, as applicable, shall have the same meanings in this Appendix.

There are no special terms and conditions or information for the following countries: Austria, Ireland, Japan, Korea, Netherlands and Norway.

However, the Grantee should be aware that Grantee may be required to take certain steps to comply with Applicable Laws in the Grantee’s country in connection with the Award. For example, exchange control, foreign asset and/or account and/or other tax reporting obligations may apply to the Grantee upon receipt of the Award or the Shares subject to the Award or upon the sale of Shares. For more information regarding such obligations, the Grantee should refer to the Employee Information Supplement for the Grantee’s country, if any. The Grantee should also consult with Grantee’s own personal tax and legal advisors to determine what, if any, obligations exist with respect to the Award and/or the acquisition or sale of Shares. Neither the Company nor the Employer is responsible for any failure on the part of the Grantee to be aware of or comply with Applicable Laws.

*****

ARGENTINA

Notifications

Securities Law Information. The Award and the Shares to be issued pursuant to the Award are offered as a private transaction and are not listed on any stock exchange in Argentina. This offering is not subject to a prospectus requirement in Argentina.

Exchange Control Information. Exchange control regulations in Argentina are subject to frequent change. The Grantee is solely responsible for complying with any applicable exchange control rules and should consult with Grantee’s personal legal advisor prior to remitting proceeds from the sale of Shares or cash dividends paid on Shares.

AUSTRALIA

Terms and Conditions

Securities Law Information. Additional details regarding the offer of the Award are set out in the Australian Offer Document, a copy of which is attached to this Appendix for Australia as Annex 1

Breach of Law. Notwithstanding anything to the contrary in the Award Agreement or the Plan, the Grantee will not be entitled to, and shall not claim, any benefit (including without limitation a legal right) under the Plan if the provision of such benefit would give rise to a breach of Part 2D.2 of the Corporations Act 2001, any other provision of that act, or any other applicable statute, rule or regulation that limits or restricts the provision of such benefit.

Notifications

Exchange Control Information. Exchange control reporting is required for cash transactions exceeding the specified AUD threshold and for international fund transfers. If an Australian bank is assisting with the transaction, the bank will file the report on behalf of the Grantee.
Tax Information. The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Ctch) applies (subject to the conditions in that act).

Annex 1 to Appendix for Australia
AUSTRALIA - OFFER DOCUMENT
ELANCO ANIMAL HEALTH INCORPORATED
PERFORMANCE-BASED AWARD AGREEMENT

The Company is providing the Grantee an offer to participate in the Plan. This offer sets out information regarding the grant of Performance-Based Awards to Australian resident employees of the Company and its Affiliates. This information is provided by the Company to ensure compliance of the Plan with Australian Securities and Investments Commission (“ASIC”) Class Order 14/1000 and relevant provisions of the Corporations Act 2001.

In addition to the information set out in the Award Agreement, the Grantee is also being provided with copies of the following documents (collectively, the “Additional Documents”):

1Notification regarding Award;
2Plan;
3Information Summary/Prospectus; and
4Employee Information Supplement for Australia
5
The Additional Documents provide further information to help the Grantee make an informed investment decision about participating in the Plan. Neither the Plan nor the Information Summary/Prospectus is a prospectus for purposes of the Corporations Act 2001.

The Grantee should not rely upon any oral statements made in relation to this offer. The Grantee should rely only upon the statements contained in the Award Agreement and the Additional Documents when considering participation in the Plan.

Securities Law Notification
Investment in Shares involves a degree of risk. Grantees who elect to participate in the Plan should monitor their participation and consider all risk factors relevant to the acquisition of Shares under the Plan as set out in the Award Agreement and the Additional Documents.

The information contained in this offer is general information only. It is not advice or information that takes into account the Grantee’s objectives, financial situation and needs.

The Grantee should consider obtaining Grantee’s own financial product advice from an independent person who is licensed by ASIC to give advice about participation in the Plan.

Additional Risk Factors for Australian Residents

The Grantee should have regard to risk factors relevant to investment in securities generally and, in particular, to the holding of Common Stock. For example, the price at which the Common Stock is traded on the New York Stock Exchange may increase or decrease due to a number of factors. There is no guarantee that the price of the Common Stock will increase. Factors which may affect the price of Common Stock include fluctuations in the domestic and international market for listed stocks, general economic conditions, including interest rates, inflation rates, commodity and oil prices, changes to government fiscal, monetary or regulatory policies, legislation or regulation, the nature of the markets in which the Company operates and general operational and business risks.

For information about factors that could affect Elanco’s business and financial results, refer to the risk factors discussion in Elanco’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are filed with the U.S. Securities and Exchange Commission and are available online at www.sec.gov and https://investor.elanco.com/financials/sec-filings/default.aspx, and upon request to the Company.
In addition, the Grantee should be aware that the Australian dollar value of any Shares acquired pursuant to the Award will be affected by the U.S. dollar/Australian dollar exchange rate. Participation in the Plan involves certain risks related to fluctuations in this rate of exchange.

Common Stock

Common stock of a U.S. corporation is analogous to ordinary shares of an Australian corporation. Each holder of the Common Stock is entitled to one vote for each Share held.

Dividends may be paid on the Common Stock out of any funds of the Company legally available for dividends at the discretion of the Board.

The Common Stock is traded on the New York Stock Exchange in the United States of America under the symbol “ELAN.”

The Shares are not liable to any further calls for payment of capital or for other assessment by the Company and have no sinking fund provisions, pre-emptive rights, conversion rights or redemption provisions.

Ascertaining the Market Price of Shares

The Grantee may ascertain the current market price of the Common Stock as traded on the New York Stock Exchange at http://www.nyse.com under the symbol “ELAN.” The Australian dollar equivalent of that price can be obtained at: http://www.rba.gov.au/statistics/frequency/exchange-rates.html.
This is not a prediction of what the market price of the Common Stock will be on any applicable vesting date or when Shares are issued to the Grantee or at any other time or of the applicable exchange rate at such time.

BELGIUM

Notifications

Stock Exchange Tax. A stock exchange tax applies to transactions executed by Belgian residents through a non-Belgian financial intermediary. The stock exchange tax likely applies when Shares are sold. The Grantee should consult with the Grantee’s personal tax advisor to determine the Grantee’s obligations with respect to the stock exchange tax.

Asset and Account Reporting. Belgian residents are required to report on their annual tax return any security (e.g., Shares acquired under the Plan) or bank account established outside of Belgium. Belgian residents also are required to provide to the National Bank of Belgium details of any foreign securities or bank accounts (including the account number, bank name and country in which such account was opened). The report (and instructions for completing it) is available on the National Bank of Belgium website, www.nbb.be, through the Kredietcentrales/ Centrales des crédits link. The Grantee should consult with the Grantee’s personal advisor to ensure compliance with applicable reporting obligations.

Annual Securities Account Tax Information. An annual securities account tax may apply if the total value of securities held in a Belgian or foreign securities account exceeds a specified amount on four reference dates within the relevant reporting period (i.e., December 31, March 31, June 30 and September 30). In that case, the tax will be due on the value of the qualifying securities held in such account. The Grantee should consult with the Grantee’s professional tax or financial advisor for more information regarding the Grantee’s annual securities accounts tax payment obligations.

BRAZIL

Terms and Conditions

Nature of Grant. This provision supplements Section 10 of the Award Agreement:
By accepting the Award, the Grantee agrees that (i) Grantee is making an investment decision, (ii) the Shares will be issued to the Grantee only if the performance goals are met and any necessary Services are rendered between the Grant Date and the end of the Performance Period, and (iii) the value of the underlying Shares is not fixed and may increase or decrease in value over the Performance Period without compensation to the Grantee.

Labor Law Acknowledgment. The Grantee agrees, for all legal purposes, (i) the benefits provided under the Award Agreement and the Plan are the result of commercial transactions unrelated to the Grantee’s employment; (ii) the Award Agreement and the Plan are not a part of the terms and conditions of the Grantee’s employment; and (iii) the income from the Award or Shares, if any, is not part of the Grantee’s remuneration from employment.

Compliance with Law. By accepting the Award, the Grantee agrees to comply with all applicable Brazilian laws and agrees to report and pay any and all applicable taxes associated with the Award and the sale of the Shares and the receipt of any dividends paid on Shares acquired under the Plan.

Notifications

Exchange Control Information. If the Grantee is resident or domiciled in Brazil, the Grantee may be required to submit to the Central Bank of Brazil an annual declaration of assets and rights held outside of Brazil if the aggregate value of such assets and rights equals or exceeds an amount designated by the Bank of Brazil. Quarterly reporting is required if such amount exceeds a designated amount. Assets and rights that must be reported include Shares, and may include Restricted Stock Units granted under the Plan. The Grantee is responsible for complying with any applicable exchange control laws.

Tax on Financial Transactions. Repatriation of funds (such as proceeds from the sale of Shares) into Brazil and the conversion of USD into BRL associated with such a fund transfer may be subject to the Tax on Financial Transactions. The Grantee is responsible for complying with any applicable Tax on Financial Transactions resulting from the Grantee’s participation in the Plan.

CANADA

Terms and Conditions

Award Payable Only in Shares. The Award shall be paid in Shares only and does not provide the Grantee with any right to receive a cash payment.

Termination of Service. The following provision replaces Section 10(k) of the Award Agreement:

For purposes of the Award, the Grantee’s Service shall be considered terminated as of the date that is the earliest of (i) the date on which the Grantee’s Service is terminated, (ii) the date that the Grantee receives notice of termination of the Grantee’s Service, or (iii) the date the Grantee is no longer actively providing Service to the Company or any Affiliate, regardless of any notice period or period of pay in lieu of such notice required under applicable employment laws in the jurisdiction where the Grantee is employed or otherwise providing Service (including, but not limited to statutory law, regulatory law and/or common law) or the terms of the Grantee’s employment or other service agreement, if any. The Committee shall have the exclusive discretion to determine when the Grantee is no longer actively providing Service for purposes of the Award (including whether the Grantee may still be considered to be providing Service while on a leave of absence). Notwithstanding the foregoing, if applicable employment legislation explicitly requires continued participation in the Plan during a statutory notice period, the Grantee acknowledges that Grantee’s right to participate in the Plan, if any, will terminate effective as of the last day of the Grantee’s minimum statutory notice period, but the Grantee will not earn or be entitled to any pro-rated vesting if the vesting date is after the end of the Grantee’s statutory notice period and the Grantee will not be entitled to any compensation for lost vesting.

The following terms and conditions apply to employees resident in Quebec:

Language. The parties acknowledge that it is their express wish that the Award Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention, ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à, la présente convention.
Data Privacy. This provision supplements Section 11 of the Award Agreement:

The Grantee hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant and necessary information from personnel, professional or non-professional, involved in the administration and operation of the Plan. The Grantee further authorizes the Company and any Affiliate and the Committee to disclose and discuss the Plan with their advisors and to record all relevant information and keep such information in the Grantee’s employee file.

Notifications

Securities Law Information. The Grantee is permitted to sell Shares acquired under the Plan through UBS or such other broker designated under the Plan, provided the resale of such Shares takes place outside of Canada through the facilities of a stock exchange on which the Company’s Shares are listed. The Company’s Shares are currently traded on the New York Stock Exchange (“NYSE”) which is located outside of Canada, under the ticker symbol “ELAN”, and Shares acquired under the Plan may be sold through this exchange.

Foreign Asset/Account Reporting Information. Canadian residents are required to report to the tax authorities any foreign property held outside of Canada (including Restricted Stock Units and Shares acquired under the Plan) annually on form T1135 (Foreign Income Verification Statement) if the total cost of the foreign property exceeds the applicable limit at any time in the year. The form must be filed by April 30 of the following year. Restricted Stock Units must be reported--generally at a nil cost--if the applicable limit is exceeded because of other foreign property the Grantee holds. If Shares are acquired, their cost generally is the adjusted cost basis of the Shares. The adjusted cost basis normally would equal the fair market value of the Shares at vesting, but if the Grantee owns other Shares, this adjusted cost basis may require averaging with the adjusted cost basis of the other Shares. The Grantee should consult with the Grantee’s personal tax advisor to ensure compliance with applicable reporting requirements.

CHILE

Notifications

Securities Law Notice. The grant of the Award constitutes a private offering in Chile effective as of the date of the Award Agreement. This offer of the Award is made subject to General Ruling N° 336 of the Chilean Commission for the Financial Market (“CMF”). This offer refers to securities not registered at the Securities Registry or at the Foreign Securities Registry of the CMF, and, therefore, such securities are not subject to oversight of the CMF. Given that the Award is not registered in Chile, the Company is not required to provide public information about the Award or Shares in Chile. Unless the Award and/or the Shares are registered with the CMF, a public offering of such securities cannot be made in Chile.

Esta oferta de los Derechos de Acciones Restringidas constituye una oferta privada de valores en Chile se inicia en la fecha de este documento. Esta oferta de los Derechos de Acciones Restringidas se acoge a las disposiciones de la norma de Carácter General Nº 336 de la Comisión para el Mercado Financiero (CMF”). Esta oferta versa sobre valores no inscritos en el Registro de Valores o en el Registro de Valores Extranjeros que lleva la CMF, por lo que tales valores no están sujetos a la fiscalización de ésta. Por tratarse de los Derechos de Acciones Restringidas no inscritos en Chile no existe la obligación por parte del emisor de entregar en Chile información pública respecto de los mismos. Estos Derechos de Acciones Restringidas no podrán ser objeto de oferta pública en Chile mientras no sean inscritos en el registro de valores correspondiente.

Exchange Control Information. Exchange control regulations in Chile may apply to the Grantee’s award, and are subject to change. The Grantee should consult with the Grantee’s personal legal advisor regarding any exchange control obligations that the Grantee may have in connection with the vesting of the Restricted Stock Units, cash dividends or dividend equivalent payments, or the sale of Shares acquired at vesting.

CHINA

Terms and Conditions

This provision supplements Section 2 and Section 3 of the Award Agreement:

To facilitate compliance with any Applicable Laws or regulations in China, the Grantee agrees and acknowledges that the Company (or a brokerage firm instructed by the Company) is entitled to sell any or all Shares issued to the Grantee on or as soon as practicable after the applicable Vesting Date or other vesting event (on behalf of the Grantee and at the Grantee’s direction pursuant to this authorization), either immediately after such Shares are issued to the Grantee or when the Grantee ceases Service or transfers employment to a Company entity outside of China or at such other time as the Company may determine is necessary or advisable to facilitate compliance with Applicable Laws or the administration of the Plan. The Grantee also agrees to sign any forms and/or consents that may be required by the Company and acknowledges that neither the Company nor the brokerage firm is under any obligation to arrange for such sale of the Shares at any particular price. In any event, when the Shares acquired under the Plan are sold, the proceeds of the sale of the Shares, less any Tax-Related Items and broker’s fees or commissions, will be remitted to the Grantee in accordance with applicable exchange control laws and regulations.

Exchange Control Restrictions. The Grantee understands and agrees that, due to exchange control laws in China, the Grantee will be required to immediately repatriate to China any funds (e.g., proceeds from the sale of Shares) received pursuant to this Award. The Grantee further understands that such repatriation of the funds may need to be effected through a special exchange control account established by the Company or any Affiliate. The Grantee hereby consents and agrees that any funds received pursuant to this Award may be transferred to such special account prior to being delivered to the Grantee’s personal account. The Grantee also understands that the Company will deliver the funds to the Grantee as soon as possible, but there may be delays in distributing the funds to the Grantee due to exchange control requirements in China. Funds may be paid to the Grantee in U.S. dollars or local currency at the Company’s discretion. If the funds are paid to the Grantee in U.S. dollars, the Grantee will be required to set up a U.S. dollar bank account in China so that the funds may be deposited into this account. If the funds are paid to the Grantee in local currency, the Company is under no obligation to secure any particular exchange conversion rate and the Company may face delays in converting the funds to local currency due to exchange control restrictions. The Grantee further agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.

Neither the Company nor any Affiliate shall be liable for any costs, fees, lost interest or dividends or other losses the Grantee may incur or suffer resulting from the enforcement of the terms of this Addendum or otherwise from the Company’s operation and enforcement of the Plan, the Award Agreement and the Shares in accordance with Chinese law, including, without limitation, any applicable State Administration of Foreign Exchange (“SAFE”) rules, regulations and requirements.

Additional Restrictions. The Award will not vest and the Shares will not be issued at vesting unless the Company determines that such vesting and the issuance and delivery of Shares complies with all relevant provisions of law. The Company is under no obligation to vest the Award and/or issue Shares if the Company’s SAFE approval becomes invalid or ceases to be in effect by the time the Grantee vests in the Award.

COLOMBIA

Terms and Conditions

Nature of Grant. This provision supplements Section 10 of the Award Agreement:

In accepting the Award, the Grantee acknowledges, understands and agrees that, pursuant to Article 128 of the Colombian Labor Code, the Award and any payment the Grantee receives pursuant to the Award do not constitute a component of “salary” and will not be considered as a salary nature payment for any legal purpose. Therefore, the Award and any related benefit will not be included and/or considered for purposes of calculating any labor benefits, such as legal/fringe benefits, vacations, indemnities, payroll taxes, social insurance contributions and/or any other labor-related amount which may be payable.

Notifications

Securities Law Information. The Shares are not and will not be registered with the Colombian registry of publicly traded securities (Registro Nacional de Valores y Emisores) and therefore the Shares may not be offered to the public in Colombia. Nothing in the Award Agreement should be construed as making a public offer of securities in Colombia.

Exchange Control Information. Investment in assets located abroad (such as Shares acquired under the Plan) does not require prior approval. However, the Grantee’s investments held abroad, including Shares, must be registered with the Central Bank (Banco de la Republica), regardless of the value of such investments.

CZECH REPUBLIC

Notifications

Exchange Control Information. The Czech National Bank may require the Grantee to provide notification in relation to the acquisition of Shares and the opening and maintenance of a foreign account. However, because exchange control regulations change frequently and without notice, the Grantee should consult the Grantee’s personal legal advisor prior to the vesting of the Restricted Stock Units and the sale of Shares to ensure compliance with current regulations. The Grantee is responsible for complying with any applicable exchange control laws.

DENMARK

Terms and Conditions

Nature of Grant. This provision supplements Section 10 of the Award Agreement:

In accepting the Award, the Grantee acknowledges, understands and agrees that it relates to future services to be performed and is not a bonus or compensation for past services.

Stock Option Act. In addition to the Plan and the Agreement, the Grantee must review the Employer Statement (Denmark) provided under the Danish Act on the Use of Rights to Purchase or Subscribe for Shares in the Employment Relationship, as amended as of January 1, 2019 (the “Stock Option Act ”) for important information applicable to the Award. This document is accessible on the UBS website at https://onlineservices.ubs.com/wma/epas/resources. By accepting the Award, the Grantee acknowledges that Grantee has received an Employer Statement, translated into Danish, which includes a description of the terms of the Award as required by the Danish Stock Option Act.

EGYPT

Notifications

Exchange Control Information. If the Grantee transfers funds into Egypt in connection with Restricted Stock Units or Shares, the Grantee will be required to transfer the funds through a registered bank in Egypt.

FRANCE

Terms and Conditions

Award Not French-Qualified. The Award is not intended to be “French-qualified,” i.e., it is not intended to qualify for specific tax and/or social security treatment in France.

Language Consent. In accepting the Award, the Grantee confirms having read and understood the documents relating to the Award (the Plan and the Award Agreement, including this Appendix), which were provided in English. The Grantee accepts the terms of those documents accordingly.

Consentement Relatif à la Langue Utilisée. En acceptant cette Attribution, le Bénéficiaire confirme avoir lu et compris les documents relatifs à cette Attribution (le Plan le Contrat d’Attribution incluant cette Annexe), qui ont été remis en langue anglaise. Le Bénéficiaire accepte les termes de ces documents en conséquence.

GERMANY

Notifications

Exchange Control Information. Cross-border payments in excess of the applicable amount designated by the German Federal Bank (“Bundesbank”) must be reported monthly to the Bundesbank. With respect to payments in connection with securities (including proceeds realized upon the sale of Shares or from the receipt of dividends paid on such Shares), the report must be made by the 5th day of the month following the month in which the payment was received. The report must be filed electronically. The form of report (“Allgemeine Meldeportal Statistik”) is accessible via the Bundesbank’s website (www.bundesbank.de) and is available in both German and English. The Grantee is responsible for complying with applicable exchange control requirements.

INDIA

Notifications

Exchange Control Information. The Grantee is required to repatriate the proceeds from the sale of Shares and any dividends received in relation to the Shares to India within any time frame prescribed under applicable Indian exchange control laws, as may be amended from time to time. The Grantee must maintain the foreign inward remittance certificate received from the bank where the foreign currency is deposited in the event that the Reserve Bank of India or the Grantee’s employer requests proof of repatriation. It is the Grantee’s responsibility to comply with applicable exchange control laws in India.

INDONESIA

Terms and Conditions

Language Consent and Notification. By accepting the Award, the Grantee (i) confirms having read and understood the documents relating to the grant (i.e., the Notification of Grant, the Plan and the Award Agreement) which were provided in the English language, (ii) accepts the terms of those documents, and (iii) agrees not to challenge the validity of this document based on Law No. 24 of 2009 on National Flag, Language, Coat of Arms and National Anthem or the implementing Presidential Regulation (when issued).

Persetujuan dan Pemberitahuan Bahasa. Dengan menerima pemberian Unit Saham Terbatas ini, Peserta (i) memberikan konfirmasi bahwa dirinya telah membaca dan memahami dokumen-dokumen berkaitan dengan pemberian ini (yaitu, Pemberitahuan Pemberian, Perjanjian Penghargaan dan Program) yang disediakan dalam Bahasa Inggris, (ii) menerima persyaratan di dalam dokumen-dokumen tersebut, dan (iii) setuju untuk tidak mengajukan keberatan atas keberlakuan dari dokumen ini berdasarkan Undang-Undang No. 24 Tahun 2009 tentang Bendera, Bahasa dan Lambang Negara serta Lagu Kebangsaan ataupun Peraturan Presiden sebagai pelaksanaannya (ketika diterbitkan).

Notifications

Exchange Control Information. Indonesian residents are required to provide the Indonesian central bank (Bank Indonesia) information about foreign exchange activities. If there is any change to foreign assets held (including Shares acquired under the Plan), the Grantee must report such change online through the Bank Indonesia website no later than the 15th day of the month following the month in which the foreign exchange activity occurs.

If the Grantee remits proceeds from the sale of Shares or the receipt of any dividends paid on such Shares into Indonesia, the Indonesian bank through which the transaction is made will submit a report on the transaction to Bank Indonesia for statistical reporting purposes. For transactions that equal or exceed the USD threshold amount, a more detailed description of the transaction must be included in the report and the Grantee may be required to provide information about the transaction to the bank to complete the transaction.

ITALY

Terms and Conditions

Plan Document Acknowledgment. In accepting the Award, the Grantee acknowledges that Grantee has received a copy of the Plan, has reviewed the Plan and the Award Agreement (including this Appendix) in their entirety and fully understands and accepts all provisions of the Plan and the Award Agreement (including this Appendix).

Notifications

Foreign Asset/Account Reporting Information. Italian residents who hold investments abroad or foreign financial assets (e.g., cash, Shares) during the fiscal year that may generate income taxable in Italy are required to report such information on their annual tax returns (UNICO form, RW Schedule) for the year during which the assets are held, or on a special form if no tax return is due. The same reporting obligations apply to Italian residents who, even if they do not directly hold investments abroad or foreign financial assets (e.g., cash, Shares), are beneficial owners of an investment or foreign financial asset pursuant to Italian money laundering provisions. The Grantee should consult with the Grantee’s personal tax advisor to ensure compliance with applicable reporting obligations.

Tax on Foreign Financial Assets. The value of the financial assets (such as Shares) held by Italian residents outside of Italy may be subject to a foreign asset tax. The taxable amount will be the fair market value of the financial assets (such as Shares) assessed at the end of the calendar year and is subject to proration for the portion of the year that the Grantee holds the Shares received at settlement. The value of financial assets held abroad must be reported in Form RM of the annual return. The Grantee should consult with the Grantee’s personal tax advisor for additional information on the tax on foreign financial assets.

LEBANON

Terms and Conditions

Securities Law Information. The Plan does not constitute the marketing or offering of securities In Lebanon pursuant to Law No. 161 (2011), the Capital Markets Law. Offers under the Plan are being made only to Eligible Individuals.

MALAYSIA

Notifications

Director Notification Information. If the Grantee is a director of a Malaysian Affiliate, Grantee is subject to certain notification requirements under the Malaysian Companies Act, 2016. Among these requirements is an obligation to notify the Malaysian Affiliate in writing when the Grantee receives or disposes of an interest (e.g., the Award, Shares) in the Company or a related company. This notification must be made within fourteen (14) days after acquiring or disposing of any interest in the Company or a related company.

MEXICO

Terms and Conditions

Acknowledgement of the Award Agreement. By accepting the Performance-Based Award, the Grantee acknowledges that Grantee has received a copy of the Plan and the Award Agreement, including this Appendix, which Grantee has reviewed. The Grantee further acknowledges that Grantee accepts all the provisions of the Plan and the Award Agreement, including this Appendix. The Grantee also acknowledges that Grantee has read and specifically and expressly approves the terms and conditions set forth in the “Grantee’s Acknowledgement” section of the Award Agreement, which clearly provide as follows:

(1) The Grantee’s participation in the Plan does not constitute an acquired right;
(2) The Plan and the Grantee’s participation in it are offered by the Company on a wholly discretionary basis;
(3) The Grantee’s participation in the Plan is voluntary; and
(4) The Company and its Affiliates are not responsible for any decrease in the value of any Shares acquired pursuant to the Performance-Based Awards.

Labor Law Acknowledgement and Policy Statement. By accepting the Award, the Grantee acknowledges that the Company, with registered offices at the Elanco Animal Health Inc. Global Headquarters, Indiana, U.S.A., is solely responsible for the administration of the Plan. The Grantee further acknowledges that Grantee’s participation in the Plan, the grant of Performance-Based Awards and any acquisition of Shares under the Plan do not constitute an employment relationship between the Grantee and the Company because the Grantee is participating in the Plan on a wholly commercial basis and Grantee’s sole employer is Elanco Salud Animal SA de CV (“Elanco-Mexico”). Based on the foregoing, the Grantee expressly acknowledges that the Plan and the benefits that Grantee may derive from participation in the Plan do not establish any rights between the Grantee and Grantee’s Employer, Elanco-Mexico, and do not form part of the employment conditions and/or benefits provided by Elanco-Mexico, and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of the Grantee’s employment.

The Grantee further understands that Grantee’s participation in the Plan is the result of a unilateral and discretionary decision of the Company and, therefore, the Company reserves the absolute right to amend and/or discontinue the Grantee’s participation in the Plan at any time, without any liability to the Grantee.

Finally, the Grantee hereby declares that Grantee does not reserve to the Grantee any action or right to bring any claim against the Company for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and that Grantee therefore grants a full and broad release to the Company, its subsidiaries, affiliates, branches, representation offices, shareholders, officers, agents or legal representatives, with respect to any claim that may arise.

Spanish Translation

Reconocimiento del Convenio de Concesión. Al aceptar el Premio de Desempeño, el Beneficiario reconoce que ha recibido y revisado una copia del Plan y del Convenio de Concesión, incluyendo este Apéndice. El Beneficiario reconoce y acepta todas las disposiciones del Plan y del Convenio de Concesión, incluyendo este Apéndice. El Beneficiario también reconoce que ha leído y aprobado de forma expresa los términos y condiciones establecidos en la sección: “Naturaleza de la Concesión” del Convenio de Concesión, que claramente establece lo siguiente:

(1) La participación del Beneficiario en el Plan no constituye un derecho adquirido;
(2) El Plan y la participación del Beneficiario en el es ofrecido por la Compañía de manera completamente discrecional;
(3) La participación del Beneficiario en el Plan es voluntaria; y
(4) La Compañía y sus Afiliadas no son responsables por ninguna disminución en el valor de las Acciones adquiridas de conformidad con el Premio de
Desempeño.

Reconocimiento de la legislación Laboral aplicable y Declaración de la Política. Al aceptar el Premio, el Beneficiario reconoce que Company, con domicilio social en the Elanco Animal Health Global Headquarters, , Indiana, U.S.A., es la única responsable por la administración del Plan. Además, el Beneficiario reconoce que su participación en el Plan, la concesión de Unidades de Acciones Restringidas y cualquier adquisición de Acciones bajo el Plan no constituyen una relación laboral entre el Beneficiario y Company, en virtud de que el Beneficiario está participando en el Plan en su totalidad sobre una base comercial y su único empleador es Elanco Salud Animal SA de CV (“Elanco-Mexico”). Por lo anterior, el Beneficiario expresamente reconoce que el Plan y los beneficios que puedan derivarse de su participación no establecen ningún derecho entre el Beneficiario y su empleador, Elanco-México, y que no forman parte de las condiciones de trabajo y/o beneficios otorgados por Elanco-México, y cualquier modificación del Plan o la terminación del mismo no constituirá un cambio o modificación de los términos y condiciones en el empleo del Beneficiario.

Además, el Beneficiario comprende que su participación en el Plan es el resultado de una decisión discrecional y unilateral de la Company, por lo que Company se reserva el derecho absoluto de modificar y/o suspender la participación del Beneficiario en el Plan en cualquier momento, sin responsabilidad frente al Beneficiario.

Finalmente, el Beneficiario manifiesta que no se reserva acción o derecho alguno que origine una demanda en contra de Company, por cualquier compensación o daño relacionada con las disposiciones del Plan o de los beneficios otorgados en el mismo, y en consecuencia el Beneficiario libera de la manera más amplia y total de responsabilidad a E Company, sus subsidiarias, afiliadas, sucursales, oficinas de representación, sus accionistas, directores, agentes y representantes legales de cualquier demanda que pudiera surgir.

Notifications

Securities Law Information. The Award and any Shares issued under the Plan have not been registered with the National Register of Securities maintained by the Mexican National Banking and Securities Commission and cannot be offered or sold publicly in Mexico. In addition, the Plan, the Award Agreement and any other document relating to the Award may not be publicly distributed in Mexico. These materials are addressed to the Grantee because of the Grantee’s existing relationship with the Company and these materials should not be reproduced or copied in any form. The offer contained in these materials does not constitute a public offering of securities, but is a private placement of securities addressed specifically to individuals who are present service providers made in accordance with the provisions of the Mexican Securities Market Law, and any rights under such offering shall not be assigned or transferred.

NEW ZEALAND

Terms and Conditions

The Grantee has been granted an award under the Amended and Restated 2018 Elanco Animal Health Incorporated Stock Plan (“Plan”) and has been or will be provided with a description of the Plan and its terms and conditions separately from the Award Agreement. Copies of the Plan and the Plan prospectus are available at: https://onlineservices.ubs.com/wma/epas/resources. The following information is provided in compliance with an exemption under New Zealand law.

Notifications

Annual Report and Financial Statements. Grantee has the right to receive from Elanco, on request and free of charge, a copy of Elanco’s latest annual report, financial statements and audit report on those financial statements. Grantee also can view or obtain copies of these documents electronically at the following website: https://investor.elanco.com/financials/quarterly-results/default.aspx.

Securities Law Notice. This is an offer of restricted stock units (“RSUs”). To the extent that the RSUs vest and are settled in accordance with the terms of the Plan and the Award Agreement, they will be converted into shares of Elanco common stock. The shares will give Grantee a stake in the ownership of Elanco. The Grantee may receive a return on the shares if Elanco pays dividends.

If Elanco encounters financial difficulties and is wound up, Grantee will be paid only after all creditors have been paid and may lose some or all of Grantee’s investment (if any). New Zealand law normally requires people who offer financial products to give information to investors before they invest. This information is designed to help investors make informed decisions. The usual rules do not apply to this offer because it is made under an employee share scheme. As a result, Grantee may not be given all of the information that is usually required and will have fewer other legal protections for this investment. The Grantee should ask questions, read all documents carefully, and seek independent financial advice before committing to the Award.

The RSUs are not listed, but Elanco shares are traded on the New York Stock Exchange (“NYSE”). This means that if Grantee receives Elanco shares following the vesting of RSUs, Grantee may be able to sell the shares on the NYSE if there are interested buyers. The price will depend on the demand for the shares. For information about risk factors affecting Elanco’s business that may affect the value of the shares, please refer to the risk factors discussion in Elanco’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are filed with the U.S. Securities and Exchange Commission and are available online at www.sec.gov and https://investor.elanco.com/financials/sec-filings/default.aspx.
The Grantee may request copies of Elanco’s SEC filings free of charge by contacting Elanco. The Grantee should read the referenced materials carefully before making a decision whether to participate in the Plan and note that values generally are reported in US dollars unless otherwise specified. In addition, Grantee should consult Grantee’s tax advisor for specific information concerning Grantee’s personal tax situation with regard to Plan participation.

PHILIPPINES

Terms and Conditions

Compliance with Law. The following provision supplements Section 3.3(h) of the Plan:

The Grantee acknowledges that the Grantee’s participation in the Plan is subject to the Company maintaining an exemption from the registration requirements under Section 10.2 of the Philippines Securities Regulation Code. Without limitation to the foregoing, the Grantee understands and agrees that the issuance and delivery of Shares pursuant to the Award will be subject to the availability of such exemption and the determination that the issuance of the Shares can been made in compliance with applicable laws, and that the Company alternatively may settle the Award in cash, in its sole discretion.

Notifications

Securities Law Notice. The risks of participating in the Plan include (without limitation) the risk of fluctuation in the price of the Shares on the New York Stock Exchange and the risk of currency fluctuations between the U.S. Dollar and Grantee’s local currency. The value of any Shares the Grantee may acquire under the Plan may decrease below the value of the Shares at vesting and fluctuations in foreign exchange rates between the Grantee’s local currency and the U.S. Dollar may affect the value of any amounts due to Grantee pursuant to the subsequent sale of any Shares acquired upon vesting. The Company is not making any representations, projections or assurances about the value of the Shares now or in the future.

For further information on risk factors impacting the Company’s business that may affect the value of the Shares, Grantee may refer to the risk factors discussion in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are filed with the U.S. Securities and Exchange Commission and are available online at www.sec.gov, as well as on the Company’s “Investor Relations” website at https://investor.elanco.com/home/default.aspx.

The Grantee is permitted to sell Shares acquired under the Plan through the designated Plan broker appointed by the Company (or such other broker to whom the Grantee transfers Shares), provided that such sale takes place outside of the Philippines through the facilities of the New York Stock Exchange on which the Shares are listed.

POLAND

Notifications

Exchange Control Information. If the Grantee holds foreign securities (including Shares) and maintains accounts abroad, the Grantee may be required to file certain reports with the National Bank of Poland regarding transactions and balances of foreign accounts. The Grantee also may be required to handle funds transfers into or out of Poland through a bank in Poland. Polish residents are required to retain all documents related to foreign exchange transactions for a period of five years. The Grantee is responsible for complying with applicable exchange control requirements.

PORTUGAL

Terms and Conditions

Language Acknowledgement. The Grantee hereby expressly declares that Grantee has full knowledge of the English language and has read, understood and freely accepted and agreed with the terms and conditions established in the Plan and the Award Agreement.

Conhecimento da Língua. O Contratado, pelo presente instrumento, declara expressamente que tem pleno conhecimento da língua inglesa e que leu, compreendeu e livremente aceitou e concordou com os termos e condições estabelecidas no Plano e no Acordo de Atribuição (Award Agreement em inglês).

Notifications

Exchange Control Information. If the Grantee is a resident of Portugal and receives Shares, the acquisition of such Shares should be reported to the Banco de Portugal for statistical purposes. If the Shares are deposited with a commercial bank or financial intermediary in Portugal, such bank or financial intermediary will submit the report to the Banco de Portugal. If the Shares are not deposited with a commercial bank, broker or financial intermediary in Portugal, the Grantee is responsible for submitting the report to the Banco de Portugal.

RUSSIA

Terms and Conditions

U.S. Transaction. The Grantee understands that accepting the Award and the terms and conditions of the Award Agreement will result in a contract between the Grantee and the Company completed in the United States and that the Award Agreement is governed by U.S. law. The Grantee understands and acknowledges that any Shares issued under the Plan shall be delivered to the Grantee through a brokerage account maintained outside Russia. The Grantee understands that the Grantee may hold Shares in a brokerage account outside Russia; however, in no event will Shares issued to the Grantee and/or share certificates or other instruments be delivered to the Grantee in Russia. The Grantee acknowledges and agrees that the Grantee is not permitted to sell or otherwise transfer the Shares directly to other Russian legal entities or individuals. Finally, the Grantee acknowledges and agrees that the Grantee may sell or otherwise transfer the Shares only outside Russia.

Notifications

Securities Law Information. This Appendix, the Award Agreement, the Plan and all other materials that the Grantee may receive regarding the Plan, do not constitute advertising or an offering of securities in Russia. The issuance of securities pursuant to the Plan has not and will not be registered in Russia; hence, the securities described in any Plan-related documents may not be used for offering or public circulation in Russia.

Exchange Control Information. Under exchange control regulations in Russia, certain funds received outside of Russia must be repatriated to Russia as soon as the Grantee intends to use those amounts for any purpose, including reinvestment. Such funds must initially be credited to the Grantee through a foreign currency account at an authorized bank in Russia. After the funds are initially received in Russia, they may be further remitted to foreign banks in accordance with Russian exchange control laws.

The above-mentioned repatriation requirement may not apply with respect to cash amounts received in an account considered by the Central Bank of Russia to be a foreign brokerage account opened with a financial market institution other than a bank. Statutory exceptions to the repatriation requirement also may apply.

Anti-Corruption Information. Anti-corruption laws prohibit certain public servants, their spouses and their dependent children from owning any foreign source financial instruments (such as shares of foreign companies such as the Company). The Grantee should inform the Company if the Grantee is covered by these laws because the Grantee should not hold Shares under the Plan.

SLOVENIA

Terms and Conditions

Language Acknowledgment. By accepting the Award, the Grantee acknowledges that the Grantee is proficient in reading and understanding English and fully understands the terms of the documents related to the grant (the Notification of Grant, the Award Agreement and the Plan), which were provided in the English language. The Grantee accepts the terms of those documents accordingly.

Soglasje za Uporabo Angleškega Jezika. S sprejetjem dodelitve RSU Udeleženec (Participant) priznava in potrjuje, da je sposoben brati in razumeti angleški jezik ter v celoti razume pogoje dokumentov, povezanih z dodelitvijo (Obvestilo (Notice of Grant), pogodba (Award Agreement) in Naÿrt (Plan)), ki so bili posredovani v angleškem jeziku. Udeleženec skladno s tem sprejema pogoje teh dokumentov.

SOUTH AFRICA

Terms and Conditions

Securities Law Information. In compliance with South African securities law, the Grantee acknowledges that Grantee has been notified that the following documents listed below are available for the Grantee’s review at the applicable website listed below:

(1) The Company’s most recent annual financial statement, available at: https://
investor.elanco.com/financials/quarterly-results/default.aspx.
(2) The Company’s most recent Information Summary/Prospectus, which is viewable within the Recordkeeping Information Document Library on UBS
Financial Services Inc. at: https://onlineservices.ubs.com/wma/epas/resources.

The Grantee acknowledges that Grantee may have a copy of the above documents sent to the Grantee, without fee, on written request to the Secretary of the Company at the Elanco Animal Health Global Headquarters, Indiana, U.S.A.

Responsibility for Taxes. This provision supplements Section 8 of the Award Agreement:
The Grantee should contact the Grantee’s tax advisor for specific information concerning the Grantee’s personal tax situation with regard to Plan participation.

Exchange Control Information. By accepting the Award, the Grantee acknowledges that the Grantee is solely responsible for complying with applicable South African exchange control regulations. Because the exchange control regulations change frequently and without notice, the Grantee should consult the Grantee’s legal advisor prior to the acquisition or sale of Shares acquired under the Plan to ensure compliance with current regulations. It is the Grantee’s responsibility to comply with South African exchange control laws, and neither the Company nor any Employer or Affiliate will be liable for any fines or penalties resulting from the Grantee’s failure to comply with applicable laws.

SPAIN

Terms and Conditions

Vesting. This provision supplements Section 2 of the Award Agreement:

As a condition of the grant of the Award, termination of the Grantee’s Service for any reason (including for the reasons listed below but excluding for the reasons specified in Section 3(c) or (d) of the Award Agreement) will automatically result in the forfeiture and loss of the Award and the underlying Shares to the extent that the Award has not yet vested as of the date of termination of the Grantee’s Service. In particular, and without limitation to the provisions of the Award Agreement and the Plan, the Grantee understands and agrees that the Award will be cancelled without entitlement to the underlying Shares or to any amount as indemnification if the Grantee terminates employment by reason of, including, but not limited to: resignation, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without good cause (i.e., subject to a “despido improcedente”), individual or collective layoff on objective grounds, whether adjudged to be with cause or adjudged or recognized to be without cause (unless such layoff falls within the meaning of a plant closing or reduction in workforce as described in Section 3(c)), material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Employer, and under Article 10.3 of Royal Decree 1382/1985. The Grantee acknowledges that Grantee has read and specifically accepts the vesting conditions referred to in Section 2 of the Award Agreement.

Grantee’s Acknowledgement. This provision supplements Section 10 of the Award Agreement:

The Grantee understands that the Company has unilaterally, gratuitously and discretionally decided to grant Performance-Based Awards under the Plan to individuals who may be Employees of the Company or its Affiliates throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any of its Affiliates on an ongoing basis except to the extent otherwise provided in the Plan and this Award Agreement. Consequently, the Grantee understands that the Performance-Based Awards are granted on the assumption and condition that the Performance-Based Awards and any Shares acquired pursuant to the Performance-Based Awards shall not become a part of any employment contract (either with the Company or any of its Affiliates) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, the Grantee understands that this grant would not be made to the Grantee but for the assumptions and conditions referred to above; thus, the Grantee acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any grant of Performance-Based Awards may be cancelled.

Notifications

Securities Law Information. No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory in connection with the Award. The Award Agreement has not nor will it be registered with the Comisión Nacional del Mercado de Valores, and does not constitute a public offering prospectus.

Exchange Control Information. The Grantee is responsible for complying with the exchange control regulations in Spain. The Grantee must declare the acquisition of Shares for statistical purposes to the Spanish Direccion General de Comercio e Inversiones (the “DGCI”) of the Ministry of Economy and Competitiveness. Generally, such declaration must be filed on a D-6 form in January for Shares owned as of December 31 of each year, subject to earlier filing (within one month after the date of acquisition or sale, as applicable) if the value of the Shares or the sale proceeds exceeds the specified value threshold.

When receiving foreign currency payments in excess of the applicable value limit derived from the ownership of Shares (such as from the sale of Shares or the receipt of dividends), the Grantee must inform the financial institution receiving the payment of the basis upon which such payment is made. The Grantee may be required to provide the institution with the following information: (i) the Grantee’s name, address, and fiscal identification number; (ii) the name and corporate domicile of the Company; (iii) the amount of the payment; (iv) the currency used; (v) the country of origin; (vi) the reasons for the payment; and (vii) any additional information that may be required. The Grantee is required to declare electronically to the Bank of Spain any securities accounts (including brokerage accounts held abroad), as well as the Shares held in such accounts, if the value of the transactions during the prior tax year or the balances in such accounts as of December 31 of the prior tax year exceed the specified value threshold.

Foreign Asset/Account Reporting Information. To the extent that the Grantee holds rights or assets (e.g. Shares and/or bank accounts) outside Spain with a value in excess of the specified value threshold (for each type of right or asset) as of December 31, the Grantee will be required to report information on such rights and assets on his or her tax return (form 720) for such year. After such Shares and/or accounts are initially reported, the reporting obligation will apply for subsequent years only if the value of any previously-reported Shares or accounts increases by more than the specified amount or if the Grantee sells or otherwise disposes of any previously-reported Shares or accounts. The Grantee should consult with the Grantee’s personal tax advisor to ensure compliance with applicable reporting requirements.

SWEDEN

Terms and Conditions

Withholding Authorization. This provision supplements Section 8 of the Award Agreement:

Without limiting the Company’s and the Employer’s authority to satisfy withholding obligations for Tax-Related Items as set forth in Section 8 of the Award Agreement, by accepting the grant of the Restricted Stock Units, the Grantee authorizes the Company and/or the Employer to withhold Shares or to sell Shares otherwise deliverable to the Grantee at vesting to satisfy Tax-Related Items, regardless of whether the Company and/or the Employer is obligated to withhold such Tax-Related Items.

SWITZERLAND

Notifications

Securities Law Information. The grant of the Performance-Based Awards and the issuance of Shares is not intended to be publicly offered in or from Switzerland. Because this is a private offering in Switzerland, the Performance-Based Awards are not subject to registration in

Switzerland. Neither this Award Agreement nor any other materials relating to the Performance-Based Awards (i) constitute a prospectus according to articles 35 et seq. of the Swiss Federation Act on Financial Services, (ii) may be publicly distributed or otherwise made publicly available in Switzerland, or (iii) have been or will be filed with, approved or supervised by any Swiss regulatory authority, including the Swiss Financial Market Supervisory Authority (“FINMA”).

TAIWAN

Notifications

Securities Law Information. The offer of participation in the Plan is available only for Employees of the Company and its Affiliates. The offer of participation in the Plan is not a public offer of securities by a Taiwanese company.

Exchange Control Information. The Grantee may acquire and remit foreign currency (including proceeds from the Shares and dividends paid on such Shares) into and out of Taiwan up to the specified USD limit per year. If the transaction amount is equal to or greater than the specified TWD limit in a single transaction, the Grantee must submit a Foreign Exchange Transaction Form and provide supporting documentation satisfactory to the remitting bank.

THAILAND

Notifications

Exchange Control Information. The Grantee may be required to immediately repatriate and report the remittance of the proceeds from the sale of Shares or the receipt of dividends to Thailand if the proceeds realized in a single transaction exceed a value determined from time to time by the Bank of Thailand. The Grantee is responsible for complying with applicable exchange control requirements.

TURKEY

Notifications

Securities Law Information. Under Turkish law, the Grantee is not permitted to sell any Shares acquired under the Plan in Turkey. The Shares are currently traded on the New York Stock Exchange in the United States of America, under the ticker symbol of “ELAN” and Shares acquired under the Plan may be sold through this exchange.

Financial Intermediary Information. Activity related to investments in foreign securities (such as the sale of Shares acquired under the Plan) must be conducted through a bank or financial intermediary institution licensed by the Turkish Capital Markets Board and should be reported to the Turkish Capital Markets Board. The Grantee is responsible for complying with these requirements and should contact the Grantee’s personal legal advisor for information regarding the Grantee’s obligations.

UNITED KINGDOM

Terms and Conditions

Settlement. Section 5(e) of the Award Agreement shall not apply to Performance-Based Awards granted in the United Kingdom.

Responsibility for Taxes. This provision supplements Section 8 of the Award Agreement:

Without limitation to Section 8 of the Award Agreement, the Grantee agrees that Grantee is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items, as and when requested by the Company and/or the Employer or by Her Majesty’s Revenue & Customs (“HMRC”) (or any other tax authority or any other relevant authority). The Grantee also agrees to indemnify and keep indemnified the Company and/or the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on the Grantee’s behalf.

Notwithstanding the foregoing, if the Grantee is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), the foregoing provision will not apply. In this case, the amount of any Tax-Related Items not collected from or paid by the Grantee may constitute a benefit to the Grantee on which additional income tax and National Insurance contributions (“NICs”) may be payable. The Grantee understands that Grantee will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying to the Company and/or the Employer (as appropriate) the amount of any employee NICs due on this additional benefit. Grantee acknowledges that the Company and/or the Employer (as appropriate) may recover such additional NICs at any time thereafter by any of the means referred to in Section 8 of the Award Agreement.

Joint Election. As a condition of Grantee’s participation in the Plan and vesting of the Performance-Based Awards, the Grantee agrees to accept any liability for secondary Class 1 national insurance contributions which may be payable by the Company and/or the Employer in connection with the Performance-Based Awards and any event giving rise to Tax-Related Items (the “Employer NICs”). Without prejudice to the foregoing, by accepting this Award, the Grantee is entering into a joint election with the Company or the Employer if Grantee has not already done so, the form of such joint election being formally approved by HMRC (the “Joint Election”), a copy of which is attached to this Appendix for the United Kingdom as Annex 1, and any other required consent or election. The Grantee further agrees to execute such other joint elections as may be required between him or her and any successor to the Company and/or the Employer. The Grantee further agrees that the Company and/or the Employer may collect the Employer NICs from him or her by any of the means set forth in Section 8 of the Award Agreement.

Annex 1 to Appendix for United Kingdom
Important Note on the Joint Election for Transfer of Liability for Employer National Insurance Contributions to the Grantee:

As a condition of the Grantee’s participation in the Amended and Restated Elanco Animal Health Incorporated 2018 Stock Plan, as amended from time to time (the “Plan”), the Grantee is required to enter into a joint election to transfer to the Grantee any liability for employer National Insurance contributions (the “Employer NICs”) that may arise in connection with the Performance-Based Award (the “Award”) and in connection with future awards, if any, that may be granted to the Grantee under the Plan (the “Joint Election”).

By entering into the Joint Election:

•the Grantee agrees that any liability for Employer NICs that may arise in connection with or pursuant to the vesting of the Award and the acquisition of shares of common stock of Elanco Animal Health Inc. (the “Company”) or other taxable events in connection with the Award will be transferred to the Grantee; and
•the Grantee authorizes the Company and/or the Grantee’s employer to recover an amount sufficient to cover this liability by any method set forth in the Award Agreement and/or the Joint Election.

To enter into the Joint Election and to accept the Award, please select the button next to “Accept” where indicated on the Pending Acceptance screen. Please note that selecting the button next to “Accept” indicates the Grantee’s agreement to be bound by all of the terms of the Joint Election.

Please note that even if the Grantee has indicated Grantee’s acceptance of this Joint Election electronically, the Grantee may still be required to sign a paper copy of this Joint Election (or a substantially similar form) if the Company determines such is necessary to give effect to the Joint Election.

Please read the terms of the Joint Election carefully before accepting the Award Agreement and the Joint Election. The Grantee should print and keep a copy of this Joint Election for Grantee’s records.

United Kingdom

Joint Election for Transfer of Liability for Employer National Insurance Contributions to Employee

Election To Transfer the Employer’s National Insurance Liability to the Employee

This Election is between:

A.The individual who has obtained authorised access to this Election (the “Employee”), who is employed by one of the employing companies listed in the attached schedule (the “Employer”) and who is eligible to receive performance based awards (the “Performance-Based Award”) pursuant to the Amended and Restated 2018 Elanco Animal Health Incorporated Stock Plan (the “Plan”), and

B.Elanco Animal Health Inc., an Indiana corporation, with registered offices in Indiana, U.S.A. (the “Company”), which may grant Performance-Based Awards under the Plan and is entering into this Election on behalf of the Employer.

1.Introduction

1.1 This Election relates to all Performance-Based Awards granted to the Employee under the Plan up to the termination date of the Plan.

1.2 In this Election the following words and phrases have the following meanings:

a.Chargeable Event” means any event giving rise to Relevant Employment
Income.

b.“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003.

c.“Relevant Employment Income” from Performance-Based Awards on which
Employer’s National Insurance Contributions becomes due is defined as:

(i) an amount that counts as employment income of the earner under section 426 ITEPA (restricted securities: charge on certain post-acquisition events);
(ii) an amount that counts as employment income of the earner under section 438 of ITEPA (convertible securities: charge on certain post-acquisition events); or
(iii) any gain that is treated as remuneration derived from the earner’s employment by virtue of section 4(4)(a) SSCBA, including without limitation:

(A)The acquisition of securities pursuant to the Performance-Based Awards (within the meaning of section 477(3)(a) of ITEPA);
(B)the assignment (if applicable) or release of the Performance-Based Awards in return for consideration (within the meaning of section 477(3)(b) of ITEPA);
(C)the receipt of a benefit in connection with the Performance-Based Awards, other than a benefit within (i) or (ii) above (within the meaning of section 477(3)(c) of ITEPA).

d. “SSCBA” means the Social Security Contributions and Benefits Act 1992.

1.3 This Election relates to the Employer’s secondary Class 1 National Insurance Contributions (the “Employer’s Liability”) which may arise in respect of Relevant Employment Income in respect of the Performance-Based Awards pursuant to section 4(4)(a) and/or paragraph 3B(1A) of Schedule 1 of the SSCBA.

1.4 This Election does not apply in relation to any liability, or any part of any liability, arising as a result of regulations being given retrospective effect by virtue of section 4B(2) of either the SSCBA, or the Social Security Contributions and Benefits (Northern Ireland) Act 1992.

1.5 This Election does not apply to the extent that it relates to relevant employment income which is employment income of the earner by virtue of Chapter 3A of Part VII of ITEPA (employment income: securities with artificially depressed market value).

2. The Election

The Employee and the Company jointly elect that the entire liability of the Employer to pay the Employer’s Liability that arises on any Relevant Employment Income is hereby transferred to the Employee. The Employee understands that, by accepting the Performance-Based Award (whether in hard copy or electronically) or by accepting this Election (whether in hard copy or electronically), Grantee will become personally liable for the Employer’s Liability covered by this Election. This Election is made in accordance with paragraph 3B(1) of Schedule 1 of the SSCBA.

3. Payment of the Employer’s Liability

3.1 The Employee hereby authorises the Company and/or the Employer to collect the Employer’s Liability in respect of any Relevant Employment Income from the Employee at any time after the Chargeable Event:

(a)by deduction from salary or any other payment payable to the Employee at any time on or after the date of the Chargeable Event; and/or

(b)directly from the Employee by payment in cash or cleared funds; and/or

(c)by arranging, on behalf of the Employee, for the sale of some of the securities which the Employee is entitled to receive in respect of the Performance-Based Awards, the proceeds from which must be delivered to the Employer in sufficient time for payment to be made to Her Majesty’s Revenue & Customs (“HMRC”) by the due date; and/or

(d)where the proceeds of the gain are to be paid through a third party, the Employee will authorize that party to withhold an amount from the payment or to sell some of the securities which the Employee is entitled to receive in respect of the Performance-Based Awards, such amount to be paid in sufficient time to enable the Company and/or the Employer to make payment to HMRC by the due date; and/or

(e)by any other means specified in the applicable Performance-Based Award agreement entered into between the Employee and the Company.

3.2 The Company hereby reserves for itself and the Employer the right to withhold the transfer of any securities to the Employee in respect of the Performance-Based Awards until full payment of the Employer’s Liability is received.

3.3 The Company agrees to procure the remittance by the Employer of the Employer’s Liability to HMRC on behalf of the Employee within 14 days after the end of the UK tax month during which the Chargeable Event occurs (or within 17 days after the end of the UK tax month during which the Chargeable Event occurs if payments are made electronically).

4. Duration of Election

4.1 The Employee and the Company agree to be bound by the terms of this Election regardless of whether the Employee is transferred abroad or is not employed by the Employer on the date on which the Employer’s Liability becomes due.

4.2 Any reference to the Company and/or the Employer shall include that entity’s successors in title and assigns as permitted in accordance with the terms of the Plan and relevant award agreement. This Election will continue in effect in respect of any awards which replace the Performance-Based Awards in circumstances where section 483 of ITEPA applies.

4.3 This Election will continue in effect until the earliest of the following:

(a)the date on which the Employee and the Company agree in writing that it should cease to have effect;

(b)the date on which the Company serves written notice on the Employee terminating its effect;

(c)the date on which HMRC withdraws approval of this Election; or

(d)the date on which, after due payment of the Employer’s Liability in respect of the entirety of the Performance-Based Awards to which this Election relates or could relate, the Election ceases to have effect in accordance with its own terms.

4.4 This Election will continue in force regardless of whether the Employee ceases to be an employee of the Employer.

Acceptance by the Employee

The Employee acknowledges that, by clicking on the button next to “Accept” to accept the Performance-Based Awards Agreement and this Election (or by signing the Performance-Based Awards Agreement or this Election whether in hard copy or electronically), the Employee agrees to be bound by the terms of this Election.

Acceptance by the Company

The Company acknowledges that, by signing this Election or arranging for the scanned signature of an authorised representative to appear on this Election, the Company agrees to be bound by the terms of this Election.

Signature for and on behalf of the Company

Position

Schedule of Employer Companies

The employing companies to which this Election relates include:

Name:	Elanco UK AH Limited
Registered Office:	Form 2, Bartley Way Bartley Wood Business Park, Hook RG27 9XA
Company Registration Number:	11378434

Corporation Tax Reference:	4312717782
PAYE Reference:	475/FB88335